Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

COMPLETES COMPRESSCO, INC. ACQUISITION

July 15 , 2004 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA”) (NYSE: TTI) today announced that it has completed its acquisition of Compressco, Inc. The acquisition was structured as a merger of a TETRA wholly-owned subsidiary into Compressco, with Compressco surviving as a subsidiary of TETRA. The cost of the acquisition approximated $94 million in cash, including transaction costs. Additionally, TETRA repaid about $15.8 million of associated debt.

The shareholders of Compressco approved the transaction today at a special shareholders meeting. Previously, the acquisition had received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The acquisition became effective today.

Geoffrey M. Hertel, Chief Executive Officer of TETRA, stated, “The acquisition of Compressco fits extremely well with our acquisition profile and our publicly stated growth policy. Compressco is a leading provider of unique natural gas and oil well production enhancement strategies and equipment. Compressco’s equipment and service provides well operators with the opportunity to increase daily production and also increase proven reserves, primarily from older mature producing fields. As part of its service, Compressco designs and fabricates low-pressure natural gas compressors.

“Compressco’s current primary markets are onshore in the U.S. and Canada. Compressco’s recurring revenue stream from leasing should help balance TETRA’s fluctuating revenues from event driven (i.e. well completion or well plugging) businesses. Compressco’s business is synergistic with TETRA.

“The ‘production enhancement’ business is an excellent addition to TETRA, which currently has an early well-life fluids business and a late well-life abandonment and decommissioning business. We believe that this acquisition will extend our product and service offerings through the entire well-life. Over time, we hope to build on this base, adding other services or products.

“We at TETRA are extremely excited about the acquisition of this growth business, which has an experienced management team, a quality and dedicated employee base and a superior product offering. We believe the synergies with TETRA will enhance Compressco’s business opportunities. The acquisition should be modestly accretive to TETRA’s earnings in 2004 and solidly accretive to earnings in 2005,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4398

www.tetratec.com

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